AGREEMENT OF PURCHASE AND SALE

                                  YORK GALLERIA
                               YORK, PENNSYLVANIA
                                 By and Between
                                  YGL PARTNERS,
                        an Illinois general partnership,
                                     Seller
                                       and
                      CBL & ASSOCIATES LIMITED PARTNERSHIP,
                         a Delaware limited partnership
                                    Purchaser
                          DATED: February ______, 1999



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                         AGREEMENT OF PURCHASE AND SALE
                        York Galleria, York, Pennsylvania


         THIS AGREEMENT OF PURCHASE AND SALE is made and entered into this __ day of February, 1999 by and between YGL PARTNERS, an Illinois general partnership ("Seller"), having an address of c/o Heitman Capital Management LLC, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, Attention:
Howard J. Edelman; facsimile number (312) 541-6738, CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser"), having an address of 6148 Lee Highway, Suite 300, Chattanooga, Tennessee 37421, Attention: President; facsimile number (423) 490-8390.

                                                     RECITALS

         Seller is the owner of a parcel of real estate in York County, Pennsylvania, legally described on Exhibit A attached hereto, and all buildings thereon, commonly known as York Galleria (the "Real Property", which together with any and all appurtenances thereto is collectively referred to as the "Property"). The Property includes (1) a two-story enclosed regional mall containing approximately 766, 922 square feet and anchored by Boscov's, Sears, Bon Ton, and JC Penney (collectively, the "Anchors") and (2) the land underlying the enclosed mall owned by Seller. The Property does not include (i) the approximately 9.63 acres of land on which Boscov's and Bon Ton are located or
(ii) approximately 9,150 square feet of unimproved land located at the southeast corner of the Property.

         Subject   to  and  on  the  terms  and   provisions   of  and  for  the
considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

         Closing.     Shall have the meaning set forth in Section 4.1 hereof.

         Closing Date. As agreed between Seller and Purchaser, but no later than fifteen (15) days after the expiration of the Due Diligence Period.

         Due Diligence Period. The period commencing on the later of (i) the date hereof and (ii) the date Seller notifies Purchaser of investment committee approval pursuant to Section 3.5 hereof, and ending on the date that is forty-five (45) days after the later of the aforesaid dates.


[ 439944.5 ]1
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         Escrow Company.  Near North National Title Corporation, as agent for
         Fidelity National Title Insurance Company.

         Proposal. The form of a "Proposal" whether an "Existing Proposal" as defined in Section 5.8 herein or a "New Proposal" as defined in Section 15(a) (vi) hereof, shall contain a description of the economic terms of any proposed lease, amendment, or cancellation along with any financial information on the tenant in Seller's possession.

         Title Company. Near North National Title Corporation, as agent for Fidelity National Title Insurance Company.

2.       Sale; Purchase Price.

         2.1 Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

         2.2 The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Sixty-eight Million One Hundred Twenty Thousand and no/100 Dollars ($68,120,000.00). The Purchase Price shall be payable in the following manner:

                      (a) Earnest Money. Purchaser shall, within two (2) business days after the delivery of this Agreement to Seller, deposit with the Escrow Company, as escrow agent, the amount of One Million and 00/100 Dollars ($1,000,000.00) (hereinafter called the "Earnest Money") which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds or letter of credit in form and substance and issued by a financial institution acceptable to Seller. The Earnest Money shall become nonrefundable at the close of business on the last day of the Due Diligence Period unless this Agreement is terminated prior to the expiration of the Due Diligence Period. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

[ 439944.5 ]2
                                                        -2-

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                      (b)       Cash Balance.  Purchaser shall pay the balance
of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement, no later than 11:00 am (Chicago, Illinois) on the Closing Date.

3. Conditions Precedent. In the event any of the conditions set forth in Sections 3.2(b), 3.3, or 3.4 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

         3.1 Seller's Deliveries. Seller has delivered or made available to Purchaser complete copies of the following items pertaining to the Property which are in Seller's actual possession:

                      (a) all leases, occupancy agreements, and amendments thereto listed on Schedule 1 (the "Lease Documents") and all tenant correspondence;

                      (b) all service contracts, equipment leases, warranties, and other agreements listed on Schedule 2 (the "Service Contracts");

                      (c) copies of the real estate tax bills for the current year and two prior years, if available;

                      (d) any existing environmental reports, including any Phase I environmental report and any other documents and correspondence relating to the environmental condition of the Property;

                      (e)       the existing owner's title policy;

                      (f)       the existing survey (the "Existing Survey");

                      (g) annual operating statements for the Property for the last three calendar years and monthly operating statements for the months in the current year;

                      (h)       building and site plans and specifications;

                      (i) any reciprocal easement development and operating agreements affecting the Property;
[ 439944.5 ]3
                                                        -3-

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                      (j)       any licenses and permits currently in effect
with respect to the ownership, use, management or operation of the Property; and

                      (k) any existing engineering and physical inspection reports relating to the Property or improvements located thereon.

         Seller  shall  provide to  Purchaser  any  documents  described in this
Section 3.1 and first coming into Seller's possession or produced by Seller after the initial delivery and continue to provide the same during the pendency of this Agreement.

         In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

         3.2 Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property, including tenant, governmental, and regulatory research and interviews (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2 and Purchaser's conduct thereof shall be in strict compliance with its covenants and agreements contained herein.

                      (a) Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than forty-eight (48) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and
(iii) Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(f) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

                      (b) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. Purchaser may, for any or no reason, terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have elected to purchase the Property in accordance with the terms and conditions of this Agreement and this Agreement shall

[ 439944.5 ]4
                                                        -4-

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continue in full force and effect. In the event of such termination, the Earnest
Money shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

                      (c) Purchaser shall, at least thirty-one (31) days prior to the Closing Date, notify Seller in writing requesting termination of any or all of the Service Contracts, which are noted on Schedule 2 as being terminable upon thirty (30) days notice, that Purchaser does not elect to assume. If Purchaser does not timely give notice requesting termination of a Service Contract, Purchaser shall be deemed to have accepted the assumption of such Service Contract. Purchaser shall assume all other Service Contracts listed on Schedule 2.

                      (d) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller for such testing, which consent shall not be unreasonably withheld, denied or delayed, except in connection with ground water testing, in which case Seller may withhold its consent in its sole and absolute discretion.

                      (e) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence.

                      (f) Purchaser agrees to indemnify, protect, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors and shareholders ( collectively, the "Indemnified Parties") harmless from and against any and all liabilities, claims, losses, damages, costs and expense (including, without limitation reasonable attorneys fees and court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics' liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith. In the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the [ 439944.5 ]5
                                                        -5-

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commencement   of  such   activities   which  disturb  or  alter  the  Property.
Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than One Million and 00/100 Dollars ($1,000,000.00) for personal injury, including bodily injury and death, and property damage, (ii) such insurance shall name YGL Partners and Heitman Capital Management LLC, an Iowa limited liability company ("HCMC") as "Loss Payee" with respect to property damage and additional insureds with respect to personal injury and (iii) waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

                      (g) Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or an affiliate of Seller in connection with (A) this Agreement (B) the transaction contemplated by this Agreement, (C) the acquisition of the Property by Seller (other than environmental reports, if any) or (D) any prior or current contemplated reorganization of Seller and certain affiliated funds, (ii) communications between Seller and HCMC, and (iii) appraisals, assessments or other valuations of the Property in the possession of Seller or HCMC.

                      (h) Purchaser agrees and covenants with Seller not to conduct or cause to be conducted any written or oral communications with any tenant regarding renegotiating current lease terms or renewal lease terms.

                      (i) Sections 3.2(e) and 3.2(f) and such other provisions in this Agreement designated as surviving shall survive Closing or any termination of this Agreement (collectively, the "Surviving Obligations").

         3.3 Title and Survey. Seller shall, at Seller's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review a commitment for a standard owner's policy of title insurance along with a copy of each instrument listed as an exception thereon (the "Title Commitment") on the Real Property issued by the Title Company and the Existing Survey. During the Due Diligence Period, Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Commitment which are available. Seller shall obtain and deliver to Purchaser for Purchaser's review an update to the Existing Survey (the "Updated Survey"). Purchaser shall have until the date which is fifteen (15) business days after receipt of the Title Commitment and Existing Survey (such date being referred to as the "Title Review Date") for examination of Title Commitment and Existing Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions

[ 439944.5 ]6
                                                        -6-

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to the Title  Commitment  and the form and substance of the Existing  Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term "Permitted Exceptions" as used herein. Purchaser shall have until the later of the expiration of the Due Diligence Period or the date that is five (5) days after the delivery of the Updated Survey to Purchaser (the "Updated Survey Review Period") for examination of the Updated Survey and the making of objections only to matters shown thereon that were not shown on the Existing Survey, such objections to be made in writing and delivered to Seller on or before the expiration of the Updated Survey Review Period. If Purchaser shall fail to make any such objections to the Updated Survey on or before the expiration of the Updated Survey Review Period, Purchaser shall be deemed to have accepted the form and substance of the Updated Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included as Permitted Exceptions. If any objections to (i) the Title Commitment or Existing Survey are made on or before the Title Review Date, or (ii) the Updated Survey with respect to matters not shown on the Existing Survey are made on or before the expiration of the Updated Survey Review Period, then Seller shall have the right, but not the obligation, to (w) cure such objections to Purchaser's reasonable satisfaction on or before the Closing Date or (x) terminate this Agreement by giving notice to Purchaser on or before the date which is two (2) business days after the Due Diligence Period. If no such notice from Seller concerning such election is received by Purchaser by such date, then Seller shall be deemed to have elected not to cure any such objections. If this Agreement is not so terminated by Seller, and any such objections are not cured by Seller by the scheduled Closing Date, then Purchaser may as its only option, elect to either: (y) waive such objection(s) and consummate the transaction contemplated by this Agreement without adjustment to the Purchase Price; or (z) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations. Seller's failure to cure any objection which Seller has agreed to cure pursuant to the provisions of this Section 3.3 shall constitute a default by Seller hereunder and Seller's obligation shall be specifically enforceable by Purchaser at its election pursuant to the provisions of Section 17 below.

         3.4 Tenant Estoppels. Seller shall have delivered to Purchaser, no later than three (3) days prior to the Closing Date: (i) estoppel certificates, substantially in the form of Exhibit E-1 attached hereto or in the form of estoppel required under such tenant's lease, from tenants leasing at least eighty percent (80%) of the square footage of the Property currently leased (for purposes of this provision, a tenant shall not be considered to be leasing a portion of the Property if the term of its lease is month-to-month or expires within six (6) months after the Closing Date), excepting the Anchors (the "Tenant Estoppels") and which shall include all tenants occupying space of 10,000 square feet or more, all Limited divisions, the Gap, CVS, Vision World and Disc Jockey (the "Tenant Estoppels"), excepting the Anchors; (ii) estoppel certificates, substantially in the form of Exhibit E-1 attached hereto, or in the form of estoppel customarily given, by Sears and JC Penney (the "Anchor Lease

[ 439944.5 ]7
                                                        -7-

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Estoppels")  and all tenants  occupying space of 10,000 square feet or more, all
Limited divisions, the Gap, CVS, Vision World and Disc Jockey; it being understood that Seller shall submit to all of the tenants the form of estoppel attached hereto as Exhibit E-1; and (iii) estoppel certificates, substantially in the form of Exhibit E-2 attached hereto, or in the form of estoppel customarily given, by Bon Ton and Boscov's (the "REA Estoppels"). The Tenant Estoppels, Anchor Lease Estoppels, and REA Estoppels shall be collectively referred to as the "Necessary Estoppels." Seller shall not be in default under this Agreement or have any liability to Purchaser if Seller is unable to obtain any of the Necessary Estoppels. Further, even after Seller obtains the Necessary Estoppels, Seller shall use commercially reasonable efforts to obtain the remaining estoppels and Purchaser shall have the ability to assist Seller in procuring such estoppels.

         3.5 Seller Transaction Approval. The obligations of Seller under this Agreement (except for the Surviving Obligations) are contingent upon the Investment Committee approval of HCMC. Not later than March 5, 1999, Seller shall deliver written notice to Purchaser of such approval or disapproval. If no such notice is delivered, then Seller shall be deemed to have disapproved this Agreement.

4.       Closing; Conditions; Deliveries.

         4.1 Time, Place and Manner of Closing. The Closing shall be held on the Closing Date in the offices of the Title Company or at any location mutually acceptable to the parties. Seller shall provide Purchaser a draft of the closing statement reflecting all prorations and adjustments at least five (5) days prior to the Closing.

         4.2 Condition to Parties' Obligation to Close. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

                      (a) The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

                      (b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing by such other party have been tendered; and

                      (c) As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.
[ 439944.5 ]8
                                                        -8-

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         4.3 Deliveries.  At Closing each party shall execute and deliver to the other and/or the Escrow Company the following documents:

         (a)          Seller shall deliver to Purchaser and/or the Escrow
Company:

                           (i)       a special warranty deed (the "Deed") to the
Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit G attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

                           (ii)      a bill of sale duly executed by Seller and
in substantially the same form as set forth in Exhibit H attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

                           (iii)     an assignment to Purchaser of the Leases
duly  executed  by  Seller  and in  substantially  the same form as set forth in
Exhibit I attached hereto;

                           (iv)      an assignment to Purchaser of the Service
Contracts and other third party contracts pursuant to Section 5.8 hereof being assumed hereunder, licenses and permits affecting the Property (to the extent freely assignable) duly executed by Seller and in substantially the same form as set forth in Exhibit J attached hereto;

                           (v)       a non-foreign transferor certification
pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit K attached hereto (the "Affidavit");

                           (vi)      a certified resolution of Seller certifying
that Seller has the legal power, right and authority to consummate the sale of the Property;

                           (vii)     a certificate remaking the representations
and warranties set forth in Section 6 hereof;

                           (viii) originals of the Leases,  Operating Agreements
(as hereinafter defined), Service Contracts and other third party contracts pursuant to Section 5.8 hereof being assumed hereunder, and keys to the Property, to the extent same is in Seller's possession; and

                           (ix) updated rent roll for the Property.

                  (b)      Purchaser shall deliver to Seller or the Escrow
Company:


[ 439944.5 ]9
                                                        -9-

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                           (i)       the Cash Balance, by wire transfer, as
provided in Section 2.2(b) hereof;

                           (ii)      an assumption duly executed by the
Purchaser of the assignments described in Sections 4.3(a)(iii) and (iv);

                           (iii)     a certificate remaking the representations
and warranties set forth in Section 8 hereof; and

                           (iv)      a certified resolution of Purchaser
certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property.

                  (c) Seller and Purchaser  shall jointly  deliver to the Escrow
Company:

                           (i)       A closing statement;

                           (ii)      All transfer declarations or similar
documentation required by law;

                           (iii)     Letters to the tenants of the Property in
the form of Exhibit L attached hereto; and

                           (iv)      Notices in substantially the form of
Exhibit M attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

                  (d) The Escrow Company shall deliver to Purchaser an initialed mark-up of the Title Commitment, extending the effective date to the Closing Date, insuring Purchaser as owner of the Real Property, and removing all exceptions other than Permitted Exceptions.

         4.4 Permitted Termination. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

5. Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:


[ 439944.5 ]10
                                                       -10-

         5.1 Purchaser shall be credited with (i) the amount of (A) all rents and (B) all expense contributions, real estate tax contributions, and other reimbursements from tenants ("Tenant Contributions") received by Seller and attributable to the period commencing on and including the Closing Date, (ii) all unapplied cash security deposits held by Seller and which were made by tenants under all leases of the Real Property in effect as of the Closing Date, and (iii) all prepaid security deposits for leases whose terms have not commenced as of the Closing Date. With respect to Seller's account for the gift certificate program at the Property, which account is not transferable, Seller shall keep such account open until the earlier of (i) the date all such outstanding gift certificates are redeemed or (ii) the date the funds in such account are turned over to the Commonwealth of Pennsylvania by the laws of escheat. From and after the Closing Date, Seller shall no longer provide any gift certificates for the Property.

         5.2 All rents and Tenant Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants of Tenant Contributions for the years 1998, if applicable, and 1999, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by Seller and Purchaser during the calendar year(s) in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Purchaser covenants to bill tenants for amounts due from tenants attributable to periods prior to Closing (the years 1998, if applicable, and 1999), to pursue collections from tenants in accordance with its customary practices, and, as collected, to timely deliver to Seller reproration amounts due Seller.

         5.3 Percentage rent shall be prorated between Purchaser and Seller by utilizing the percentage rent payable for such lease year based upon the actual days of ownership of the Property. There shall be no adjustment for percentage rent payments until after the receipt of any percentage rent payments made by the respective tenants.

         5.4 Any amounts received from tenants after Closing shall be applied on a tenant by tenant basis in the following order: (i) first on account of any amount then due and payable to Purchaser from such tenant(s); (ii) next, on account of any amount due Seller from such tenant(s) for the period up to and including the Proration Date and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent rents have not been collected by Purchaser and paid to Seller within one (1) year after the Closing Date. Any money due to

[ 439944.5 ]11
                                                       -11-

Seller shall be remitted to Seller within five (5) business days after the end of each month in which Purchaser receives such money.

         5.5 Operating expenses, including, without limitation, permits, licenses, membership dues, marketing fund contributions and any other prepaid expenses, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

         5.6 Real estate taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs utilizing the most recent ascertainable tax bill(s). Seller and Purchaser agree to reprorate said real estate taxes upon Purchaser's receipt of the actual tax bill for the tax year in question, if any. Seller reserves the right (a) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under this Section, and (b) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date and shall remit to Purchaser any refund applicable to the period following the Closing Date promptly following receipt.

         5.7 Except for utilities billed directly to tenants, utilities shall be prorated as of the Proration Date based upon estimates using the prior month's actual invoices.

         5.8 Purchaser shall be responsible for and pay for all "Leasing Costs" which shall include: (a) the cost of all tenant improvements, (b) all leasing commissions, (c) all space planning costs, (d) all legal costs, and (e) any and all concessions, that are due and payable as a result of leases made pursuant to: (i) Existing Proposals listed on Schedule 4 attached hereto which Purchaser is hereby deemed to have approved, and (ii) any New Proposal which Purchaser approved, or is deemed to have approved as provided in Section 15 of this Agreement. Purchaser shall receive the benefit of the lease buyout from Kinney Shoes (whether in the form of a credit at Closing for all sums received by Seller from and after the date hereof or to the extent such sums have not been received by Seller prior to Closing, then in the form of a direct payment from Kinney Shoes subsequent to Closing) which, as of the date hereof, is estimated to be approximately $80,000. In addition, any and all Leasing Costs associated with Subway and Prime Time Racing have been incurred and fully paid for by Seller. With respect to Sbarro, there are no Leasing Costs associated with such tenant and any plan review costs which may be necessitated subsequent to the Closing shall be borne solely by Purchaser.

         5.9 All insurance policies and property management agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.


[ 439944.5 ]12
                                                       -12-

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty days after the end of the current calendar year except for Tenant Contributions not yet collected. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, losses, damages, claims and costs (including reasonable attorney fees, court costs and litigation expenses) (i) in connection with Purchaser's assumption of responsibility for the Leasing Costs as provided in Section 5.8 herein, including but not limited to any and all obligations under third party contracts assumed by Purchaser as provided by Sections 4.3 (a) (iv) hereof; and
(ii) for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

6. Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants as follows:

         6.1 Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

         6.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

         6.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

         6.4 Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

         6.5. Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with
[ 439944.5 ]13
                                                       -13-
or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

         6.6 Leases. Attached hereto as Schedule 1 is a complete and accurate list of the leases, occupancy agreements and amendments thereto (collectively "Lease Documents") relating to the Property as of the date of this Agreement, which shall be updated by Seller prior to Closing, if necessary including the addition thereto of Lease Documents executed after the date of this Agreement through the Closing Date.

         6.7 Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the service contracts, equipment leases and other agreements relating to the Property as of the date of this Agreement which shall be updated by Seller prior to Closing, if necessary including the addition thereto of any such agreements executed after the date of this Agreement through the Closing Date.

         6.8 Notices. Seller has not received any written notice that the Property, or any present uses and operations thereof, are in violation of any applicable zoning or land-use laws and as of the Closing, Seller shall represent to Purchaser that Seller has not received any written notice that the Property or any present uses and operations thereof, are in violation of any applicable zoning, land-use or other laws, ordinances or regulations.

         6.9 Litigation. Except as set forth on Schedule 3 and except for matters covered by insurance no litigation has been served upon Seller, nor to the best of the Seller's knowledge has been filed, or threatened in writing, affecting the Seller's ability to consummate the transaction contemplated by this Agreement. Schedule 3 shall be updated by Seller prior to Closing, if necessary.

         6.10 Environmental Condition. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on or from the Property except as disclosed in the environmental reports, studies and other information relating to the environmental condition of the Property delivered by Seller to Purchaser or made available for Purchaser's review. The term "Environmental Laws" means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. "Hazardous Materials" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any

[ 439944.5 ]14
                                                       -14-

Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials. Attached hereto as Schedule 5 is a list of all environmental reports in Seller's possession pertaining to the Property.

         6.11 Operating Agreements. Attached hereto as Schedule 6 is a complete and accurate list of all reciprocal easement, operating, or development agreements, and amendments thereto (collectively, the "Operating Agreements"), relating to the Property as of the date of this Agreement, which shall be updated by Seller prior to Closing, if necessary.

         6.12 Condemnation. There is no pending, nor to the best of Seller's knowledge, threatened action in the nature of condemnation against all or any part of the Property.

         6.13 Indemnity. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 6. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing and updated if necessary, and said warranties and representations as so remade and updated, and the indemnity obligation set forth in herein shall survive Closing, provided that any claim by Purchaser based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has (i) delivered to Seller written notice of such claim prior to the date which is ten
(10) months after the Closing Date, and (ii) filed suit within two (2) months after delivery to Seller of any such notice of claim.

As used in this Section 6, the term "to Seller's knowledge" "actual knowledge" or "best of Sellers knowledge" or words of similar import (i) shall mean the actual knowledge of Howard J. Edelman and Lauren Hogan and not to any other persons, (ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees.

         Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Purchaser, its officers, employees, shareholders, members, partners, or agents had knowledge of such breach by Seller (including, without limitation, knowledge gained by Purchaser in the course of its Due Diligence as to a fact or circumstance which, by its nature, indicates that a Representation

[ 439944.5 ]15
                                                       -15-
was or has become untrue or inaccurate) at Closing where Purchaser elects to proceed to close the transaction contemplated by this Agreement, and Purchaser shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby, but Purchaser's sole right shall be to terminate this Agreement in which event, the Earnest Money shall be returned to Purchaser.

7. Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AND DEFECTS AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER
SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; (I) THE YEAR 2000 COMPLIANCE OF ANY SYSTEM OR OTHER ELEMENT OF THE PROPERTY; OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF

[ 439944.5 ]16
                                                       -16-

SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

8. Purchaser's Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as follows:

         8.1 Power. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

         8.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained or shall not be obtained prior to the Closing Date to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

         8.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

         8.4 Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

         8.5 Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with

[ 439944.5 ]17
                                                       -17-
or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

         8.6 Litigation. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

         8.7 Indemnity. Purchaser shall indemnify, protect and hold the Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has given Purchaser written notice of any such claim prior to the date which is ten (10) months from the Closing Date.

9. Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain a standard owner's title policy; (ii) the costs to obtain the Existing Survey and the Updated Survey; (iii) 50% of all closing escrow fees, including "New York Style" closing fees; (iv) Seller's legal fees and expenses; and (v) 50% of the total amount of all conveyance fees, documentary, stamp and transfer taxes. Purchaser shall pay the following expenses: (a) the costs for any endorsements to the title policy; (b) the cost of any reinsurance of the title policy; (c) 50% of all closing escrow fees, including "New York Style" closing fees; (d) the fee for the recording of the Deed; (e) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; (f) all costs and expenses associated with Purchaser's financing, if any; (g) Purchaser's legal fees and expenses; and (h) 50% of the total amount of all conveyance fees, documentary, stamp and transfer taxes. The provisions of this
Section 9 shall survive Closing or any termination of this Agreement.

10. Commissions. Seller shall be solely responsible for the payment of the commission to Eastdil Realty Company, L.L.C. ("Eastdil"). Seller and Purchaser each warrant and represent to the other that (other than Eastdil) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing.

[ 439944.5 ]18
                                                       -18-

11. New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the title policy or marked-up title commitment described in Section 4.3(d) and the payment of the Purchase Price. Seller and Purchaser agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of the Deed, but rather, upon the unconditional commitment by the Title Company, in the form of a Pro Forma title policy or mark-up of the Title Commitment, to issue the title policy effective as of the date of disbursement. Seller and Purchaser shall each provide any undertaking to the Title Company necessary to accommodate the New York Style Closing.

12. Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

13. Notice. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause (i) above, (y) one business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 pm (New York City, New York Time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

         Notices to Seller copy to:           Altheimer & Gray
                                              10 South Wacker Drive, Suite 4000
                                              Chicago, Illinois 60606
                                              Attn: Laurence B. Dobkin, Esq.
                                              facsimile no. (312) 715-4800



[ 439944.5 ]19
                                                       -19-

         Notices to Purchaser copy  to:    CBL & Associates Limited Partnership
                                           6148 Lee Highway, Suite 300
                                           Chattanooga, Tennessee 37421
                                           Attention:  Mary Ann Sinnott, Esq.
                                           facsimile no. (423) 490-8390

14.      Fire or Other Casualty; Condemnation.

         14.1 If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $1,000,000.00 to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than $1,000,000.00, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

         14.2 If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller.


[ 439944.5 ]20
                                                       -20-

15. Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that:

         (a) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

                  (i) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

                  (ii) Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty
         (30) days after giving notice thereof);

                  (iii) Continue to operate, maintain, and repair the Property in a manner consistent with Seller's current practices;

                  (iv) Comply with all of the material terms of the Lease Documents;

                  (v) Refrain from offering the Property for sale or marketing the same; and

                  (vi) Deliver to Purchaser copies of all Lease Documents entered into after the date hereof and copies of all Proposals entered into after this date (the "New Proposals").

         (b) after the date hereof through the Closing, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (except where such consent is deemed granted as provided in this Section 15(b)) (i) amend any Leases, (ii) cancel any of such Leases, or (iii) execute any new leases. Purchaser shall have five (5) days from its receipt of a written description of the economic and all other material terms of any New Proposal to notify Seller in writing of its approval or rejection of any such New Proposal. If no such notice is received by Seller within such period then Purchaser shall be deemed to have approved any such New Proposal. Seller shall have the right to execute lease documents evidencing an Existing Proposal or a New Proposal approved or deemed approved by Purchaser as provided in this Agreement.

16. Assignment. Purchaser shall not assign this Agreement without Seller's prior written consent which consent may be withheld for any reason or no reason; provided that Purchaser may, upon five (5) business days prior written notice, direct that the Property be conveyed directly to a specified designee at Closing. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties

[ 439944.5 ]21
                                                       -21-
hereto and their respective successors and assigns. Seller's consent to any such assignment shall be conditioned upon Seller's receipt of a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee, in a form acceptable to Seller, not less than five (5) business days prior to the Closing Date.

17.      Remedies.

         (a)  (i) IN THE  EVENT  THAT  SELLER  SHALL  FAIL  TO  CONSUMMATE  THIS
AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A VOLUNTARY BREACH BY SELLER ("SELLER'S DEFAULT"), SHALL ONLY BE
ENTITLED TO SEEK AT ITS ELECTION, EITHER: (A) THE REMEDY OF SPECIFIC PERFORMANCE, OR (B) DAMAGES IN AN AMOUNT NOT TO EXCEED $750,000.00 IN THE AGGREGATE FOR ALL RECOURSE OF PURCHASER UNDER THE PURCHASE DOCUMENTS (AS DEFINED IN SECTION 19 HEREOF). IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN INVOLUNTARY BREACH BY SELLER, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. IN NO EVENT SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

                  (ii) PURCHASER SHALL (A) NOTIFY SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS FORTY FIVE
(45) DAYS AFTER THE DATE OF A SELLER'S DEFAULT AND (B) INSTITUTE PROCEEDINGS SEEKING ONLY SUCH REMEDY ON OR BEFORE THE DATE WHICH IS THIRTY (30) DAYS AFTER THE DATE OF PURCHASER'S NOTICE.

                  (iii) PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE , OR (y) INSTITUTE PROCEEDINGS, SEEKING ONLY SUCH REMEDY AS PROVIDED IN SECTION 17(a)(ii)(B) HEREINABOVE.

                  (iv) NOTWITHSTANDING ANYTHING IN THIS SECTION 17(a) TO THE CONTRARY, FAILURE OF A CONDITION PRECEDENT (AS SUCH TERM IS

[ 439944.5 ]22
                                                       -22-

DEFINED IN SECTION 3) SHALL BE CONSIDERED AN INVOLUNTARY BREACH
UNDER THIS SECTION 17(a).

         (b) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND

                                            [INTENTIONALLY LEFT BLANK]

[ 439944.5 ]23
                                                       -23-

EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES AND TO THE EXTENT SELLER HAS NOT ALREADY RECEIVED THE EARNEST MONEY, THE EARNEST MONEY SHALL BE IMMEDIATELY PAID TO SELLER BY THE ESCROW COMPANY UPON RECEIPT OF WRITTEN NOTICE FROM SELLER AND PURCHASER THAT PURCHASER HAS DEFAULTED UNDER THIS AGREEMENT, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

         SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER:                                       PURCHASER:

YGL Partners,                                 CBL & ASSOCIATES LIMITED
an Illinois general partnership               PARTNERSHIP,
                                              a Delaware limited partnership

By:  Heitman Capital Management LLC,      By: CBL HOLDINGS I, INC.,
      an Iowa limited liability company,      a Delaware corporate, its general
      its duly authorized agent and           partner
      attorney-in-fact                        By:__Stephen D. Lebovitz________
                                              Name:Stephen D. Lebovitz
      By: ___Howard J. Edelman____            Its:     President
      Name: Howard J. Edelman
      Its:  Executive Vice President

18.      Miscellaneous.

         18.1 Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

         18.2 Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday

[ 439944.5 ]24
                                                       -24-
or holiday (national, in the State of Illinois or the state in which the Property is located) such that the obligation hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

         18.3 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         18.4 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

         18.5 Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction.

         18.6 Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

         18.7 Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser in this Agreement and in the Purchase Documents (as defined in Section 19) with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

         18.8 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

         18.9 Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

         18.10 Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.


[ 439944.5 ]25
                                                       -25-

         18.11 Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

         18.12 Independent Counsel.  Purchaser and Seller each acknowledge that:
(a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

         18.13 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

         18.14 No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

         18.15 Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except

[ 439944.5 ]26
                                                       -26-
the Surviving Obligations. No action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations.

19. Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that from and after the Closing: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall (x) be deemed waived unless Purchaser has delivered to Seller written notice that Purchaser is seeking recourse under Seller's Undertakings (the "Recourse Notice") after the Closing Date but prior to the date that is ten (10) months after the Closing Date and Purchaser has filed suit with respect to same within two (2) months after the date of Purchaser's delivery to Seller of the Recourse Notice, and (y) be limited to an amount not to exceed $750,000.00 in the aggregate of all recourse of Purchaser under the Purchase Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or HCMC, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller.

                                           [The signature page follows]


[ 439944.5 ]27
                                                       -27-

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

                                  SELLER:

                                  YGL PARTNERS,
                                  an Illinois general partnership

                                  By:  Heitman Capital Management LLC,
                                       an Iowa limited liability company, its
                                       duly authorized agent and attorney-in-
                                       fact

                                       By:   _____Howard J. Edelman_____
                                       Name: Howard J. Edelman
                                       Its:  Executive Vice President


                                  PURCHASER:

                                  CBL & ASSOCIATES LIMITED
                                  PARTNERSHIP,
                                  a Delaware limited partnership
                                  By:     CBL HOLDINGS I, INC., a Delaware
                                          corporation, its general partner

                                          By:  ___Stephen D. Lebovitz____
                                          Name: Stephen D. Lebovitz
                                          Its: President


[ 439944.5 ]28
                                                       -28-

                                          LIST OF EXHIBITS AND SCHEDULES

Exhibit A         -      Legal Description
Exhibit B         -      Form of Earnest Money Escrow Agreement
Exhibit C         -      INTENTIONALLY OMITTED
Exhibit D         -      INTENTIONALLY OMITTED
Exhibit E-1       -      Form of  Tenant Estoppel Certificate
Exhibit E-2       -      Form of REA Estoppel Certificate
Exhibit F         -      INTENTIONALLY OMITTED
Exhibit G         -      Form of Deed
Exhibit H         -      Form of Bill of Sale
Exhibit I         -      Form of Assignment and Assumption of Leases
Exhibit J         -      Form of Assignment and Assumption of Contracts,
                         Licenses and Permits
Exhibit K         -      Form of Non-Foreign Affidavit
Exhibit L         -      Form of Tenant Notification Letter
Exhibit M         -      Form of Vendor Notification Letter
Schedule 1        -      List of Leases
Schedule 2        -      List of Service Contracts
Schedule 3        -      List of Litigation
Schedule 4        -      List of Existing Proposals
Schedule 5        -      List of Environmental Reports
Schedule 6        -      List of Operating Agreements


[ 439944.5 ]29
                                                       -29-

                                                     EXHIBIT A

                                                 LEGAL DESCRIPTION



[ 439944.5 ]1
                                                Exhibit A - Page 1

                                                     EXHIBIT B
                                      Form of Earnest Money Escrow Agreement

                                       NEAR NORTH NATIONAL TITLE CORPORATION


Near North National Title Corporation       Phone:           (312) 419-3918
222 North LaSalle Street                    Fax:             (312) 419-0569
Chicago, Illinois 60601

                                            Re:      York Galleria, York,
                                                     Pennsylvania

Escrow No.:____________
Date:______________1999

                                             STRICT JOINT ORDER ESCROW

The accompanying letter of credit in the amount of One Million and No/100 Dollars ($1,000,000.00) is deposited with Near North Title Corporation as
Escrowee to be delivered by it only upon the joint order of the undersigned or their respective legal representatives or assigns.

Near North National Title Corporation, as Escrowee, is hereby expressly authorized to disregard, in its sole discretion, any and all notices or warnings given by any of the parties hereto, or by any other person or corporation, but the said Escrowee is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court with or without jurisdiction, and in case the said Escrowee obeys or complies with any such order, judgment or decrees of any court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being entered without jurisdiction or being subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this escrow, to which said Escrowee is or may at any time become a party, it shall have a lien on the contents hereof for any and all costs, attorneys' and solicitors' fees, whether such attorneys or solicitors shall be regularly retained or specially employed, and any other expenses which it may have incurred or become liable for on account thereof, and the undersigned jointly and severally agree to pay said Escrowee upon demand all such costs, fees and expenses so incurred.

In no case shall the above mentioned letter of credit be surrendered except on an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience of the process or order of court as aforesaid.


[ 439944.5 ]1
                                                Exhibit B - Page 1

PURCHASER:

CBL & ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership
By:      CBL HOLDINGS I, INC., a Delaware corporation,
         its general partner

Signed By:
Name:  Stephen D. Lebovitz
Its:  President
Address: 6148 Lee Highway, Suite 300, Chattanooga, Tennessee 37421 Purchaser's Federal Tax Identification Number:
SELLER:

YGL PARTNERS,
an Illinois general partnership

By: Heitman Capital Management LLC,
       an Iowa limited liability company,
       its duly authorized agent and attorney-in-fact

       Signed By:
       Name:  Howard J. Edelman
       Its:  Executive Vice President
         Address - c/o Heitman Capital Management LLC, Suite 3600, 180 North LaSalle Street, Chicago, Illinois 60601-6789.

ACCEPTED:

NEAR NORTH NATIONAL TITLE CORPORATION

By:
Name:
Its:

[ 439944.5 ]2
                                                Exhibit B - Page 2

                                                     EXHIBIT C

                                               INTENTIONALLY OMITTED



[ 439944.5 ]1
                                                Exhibit C - Page 1

                                                     EXHIBIT D

                                               INTENTIONALLY OMITTED



[ 439944.5 ]1
                                                Exhibit D - Page 1

                                                    EXHIBIT E-1

                                            TENANT ESTOPPEL CERTIFICATE

TO:      [[Purchaser]]              YGL Partners
                                    c/o Heitman Capital Management LLC
                                    180 N. LaSalle Street
                                    Suite 3600
                                    Chicago, IL  60601-6789



         Re:
                                (the "Property")

Gentlemen:

         The following statements are made with the knowledge that the addressees are relying on them in connection with the purchase and sale of the Property and the assignment to _______________, a ________________ ("Purchaser") of the Lease (defined below) in connection therewith, and the addressees' and their respective lenders, successors and assigns and successor owners of the Property may rely on them for that purpose.

         The undersigned ("Tenant"), being the Tenant under the Lease covering certain premises ("Leased Premises") in the Property, hereby certifies to the addressees that the following statements are true, correct and complete as of the date hereof:

     1. Tenant is the tenant under a lease with ("Landlord") dated [[INSERT THE TITLE AND DATE OF ALL AMENDMENTS, MODIFICATIONS AND ANY OTHER AGREEMENTS
RELATING TO THE LEASE,  i.e. . . ., "as amended by that certain First Amendment, dated March 8, 1962," . . . ]], ([[collectively,]] the "Lease"). The Lease demises to Tenant approximately square feet in the Property. The initial term of the Lease commenced on , 19 , and will expire on , , exclusive of unexercised renewal options and extension options contained in the Lease. Except as set forth in this Paragraph 1 there have been no amendments, modifications or revisions to the lease, and there are no agreements of any kind between Landlord and Tenant regarding the Leased Premises.

         2. The Lease has been duly authorized and executed by Tenant and is in full force and effect.


[ 439944.5 ]1
                                               Exhibit E-1 - Page 1

         3. Tenant is presently occupying the Leased Premises. The Lease has not been assigned by Tenant and no sublease, concession agreement or license covering the Lease Premises, or any portion of the Leased Premises, has been entered into by Tenant.

     4. Tenant is currently obligated to pay fixed or base rent under the Lease in the annual amount of $ , payable in monthly installments of $ . Rent ------------------ ---------------- has been paid under the Lease through , 19 .
No rent under the Lease has been -------------- ---- paid more than one (1) month in advance, and no other sums have been deposited with Landlord other than $ deposited as security under the Lease. The security ------------------- deposit is not subject to any set-off or reduction or any increase for interest or other credit due to tenant. Except as specifically stated in the Lease, Tenant is entitled to no rent concessions, free rent, allowances or other similar compensation in connection with renting the Leased Premises. Percentage Rent for the last fiscal year of Tenant ending ------ , 19 in the amount of $ has been paid by Tenant to Landlord. ------------------ ----- ------------

         5. To Tenant's knowledge, neither Landlord nor Tenant is in default under the Lease beyond any applicable cure period and, to Tenant's knowledge, no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

         6. Except as specifically stated in the Lease, Tenant has not been granted (a) any option to extend the term of the Lease, (b) any option to expand the Leased Premises or to lease additional space within the Property, (c) any right of first refusal on any space at the Property, (d) any option or right of first refusal to purchase the Leased Premises or the Building or any part thereof, or (e) any option to terminate the Lease prior to its stated expiration.

         7. All obligations and conditions under the Lease to be performed to date by Landlord have been satisfied, free of defenses and set-offs, including, without limitation, all construction work in the Leased Premises and Landlord has paid in full all allowances and inducements due and payable to Tenant.

         8. The Landlord has not rebated, reduced or waived any amounts due from Tenant under the Lease, nor has Landlord provided financing for, made loans or advances to, or invested in Tenant's business.

         9. Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, order or directives relating to use, operation or condition of the Leased Premises.


[ 439944.5 ]2
                                               Exhibit E-1 - Page 2

         EXECUTED as of the       day of              , 1999
                            -----        -------------

TENANT


Name of Tenant
(d/b/a, if any:                                                        )


By:
Name:
Title


[ 439944.5 ]3
                                               Exhibit E-1 - Page 3

                                                    EXHIBIT E-2

                                             REA ESTOPPEL CERTIFICATE

         The undersigned is a party to the ________________________ dated _________________ recorded in the Office of the Recorder of Deeds of
____________  County on  __________________  (the "REA") for a store  located at
York Galleria, York
Pennsylvania, by and among
                                                                         .

         The undersigned hereby certifies to ("Purchaser"), its successors and/or assigns that:

1. The REA has been supplemented as follows and is in full force and effect as supplemented.
         A.
         B.

2. currently occupies the Premises (as defined in the REA) and is current in its payment obligations required under the REA with the most recent payment made on , 1999.

3. Without undertaking investigation, is not aware of any defaults under the REA which would give rise to offsets or defenses against any other party to the REA.

4. Nothing contained herein shall be deemed to constitute a waiver of any rights may have under the REA and other contained herein is intended to modify, alter, or change any of the terms or conditions of the REA.

5. No officers or employees signing this certificate for or on behalf of the shall have any liability as a result of having given such certificate.

         The undersigned hereby certifies that the certifications set forth above are true as of the day of , 1999.


         By:
         Its:

[ 439944.5 ]1
                                               Exhibit E-2 - Page 1

                                                     EXHIBIT F

                                               INTENTIONALLY OMITTED

[ 439944.5 ]1
                                                Exhibit F - Page 1

                                                     EXHIBIT G

                                               SPECIAL WARRANTY DEED

         THIS INDENTURE, made as of the day of _________, 1999 by and between YGL PARTNERS, an Illinois general partnership, party of the first part, and ____________, a ______________, party of the second part, WITNESSETH, that the party of the first part, for and in consideration of the sum of Ten and No/100 Dollars in hand paid by the party of the second part, the receipt whereof is hereby acknowledged, by these presents does GRANT, BARGAIN, SELL, REMISE, RELEASE AND CONVEY unto the party of the second part, and to its heirs and assigns, FOREVER, the following described real estate, situated in the County of York and Commonwealth of Pennsylvania known and described as follows, to wit:

         See Exhibit "A" attached hereto and made a part hereof.

         Together with all of the party of the first part's right, title and interest in the improvements, hereditaments, easements and appurtenances thereunto belonging, or in anyway appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, either in law or equity, of, in and to the above described premises, with the improvements, hereditaments, easements and appurtenances (collectively, the "Property"): TO HAVE AND TO HOLD the Property, unto the party of the second part, its heirs and assigns forever.

         And the party of the first part, for itself, and its successors, does covenant, promise and agree, to and with the party of the second part, its heirs and assigns, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as provided on Exhibit B, and WILL WARRANT AND DEFEND against all persons lawfully claiming or to claim the same, by through or under it, subject to the matters described on Exhibit B, and not otherwise.

Permanent Real Estate Index Number(s):


Address(es) of real estate:


[ 439944.5 ]1
                                                Exhibit G - Page 1

This instrument was prepared by:





Mail to:             Send Subsequent tax bills to:




         IN WITNESS WHEREOF, said party of the first part has executed this Special Warranty Deed as of the date first above written.

                                 By:      YGL PARTNERS, an Illinois general
partnership

                         By:      Heitman Capital Management LLC, an
                                  Iowa limited liability company, its duly
                                  authorized agent and attorney-in-fact

                                  By:
                                  Name:
                                  Its:

STATE OF ___________                )
                                    ) SS.
COUNTY OF _________                 )

                  I, the undersigned, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY, that the above named _____________ of Heitman Capital Management LLC, and Iowa limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such Executive Vice President, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said company as duly authorized agent and attorney-in-fact for YGL Partners, an Illinois general partnership for the uses and purposes therein set forth.

         Given under my hand and Notary Seal, this day of ______, 1999.


                                                     Notary Public

[ 439944.5 ]2
                                                Exhibit G - Page 2

                                                     EXHIBIT A
                                                     (TO DEED)
                                                LEGAL DESCRIPTION

[ 439944.5 ]3
                                                Exhibit G - Page 3

                                                     EXHIBIT B
                                                     (TO DEED)
                                               PERMITTED EXCEPTIONS

[ 439944.5 ]4
                                                Exhibit G - Page 4

                                                     EXHIBIT H
                                                   BILL OF SALE
         KNOW ALL MEN BY THESE PRESENTS, that YGL Partners, an Illinois general partnership ("Seller") in consideration of Ten and 00/00 Dollars ($10.00), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer, quit claim and set over unto ______________, a _______________ ("Purchaser") all furniture, furnishings, fixtures, equipment and other personal property set forth on Exhibit A attached hereto and made a part hereof (the "Personal Property") located at, on and about the real estate commonly known as York Galleria and legally described in the Agreement, as hereinafter defined (the "Premises").

         TO  HAVE  AND  TO  HOLD  the  Personal   Property  unto  Purchaser  and
Purchaser's heirs, legal representatives, successors and assigns forever.

         ALL WARRANTIES OF QUALITY OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY ARE EXPRESSLY EXCLUDED. THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN "AS IS" CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER.

         Any liability of Seller shall be limited as set forth in Section 19 of that certain Agreement of Purchase and Sale between Seller and Purchaser dated, _____________ ___, 1999 (the "Agreement").

         IN WITNESS WHEREOF, Seller has signed this Bill of Sale at _________, ________ this _____ day of ________________, 1999.

                     SELLER:

                     YGL Partners
                     an Illinois general partnership

                   By:      Heitman Capital Management LLC, an
                            Iowa limited liability company, its duly
                            authorized agent and attorney-in-fact

                            By:
                            Name:
                            Its:

[ 439944.5 ]1
                                                Exhibit H - Page 1

                                                     EXHIBIT A
                                                  (BILL OF SALE)
                                             LIST OF PERSONAL PROPERTY




[ 439944.5 ]2
                                                Exhibit H - Page 2

                                                     EXHIBIT I

                                        ASSIGNMENT AND ASSUMPTION OF LEASES

         FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, YGL Partners, an Illinois general partnership, having its principal office c/o Heitman Capital Management LLC, 180 North LaSalle Street, Chicago, Illinois 60601 ("Assignor"), hereby sells, transfers, assigns and sets over unto ______________________, c/o ______________________ ("Assignee"), its
legal representatives, successors and assigns all of Assignor's right, title and interest in, to and under (a) those certain leases referred to on Exhibit A attached hereto and made a part hereof (the "Leases") affecting the real estate legally described in the Agreement (as hereinafter defined) and commonly known as York Galleria, York, Pennsylvania, (the "Property") and (b) the rent therein referred except, however, that portion of said rent attributable to periods of time prior to the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee , dated as of ______, 1999; the "Agreement").

                  Assignee does hereby accept the foregoing Assignment and Assumption of Leases subject to the terms and conditions herein and in the Leases, and does hereby assume, without exculpation, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases arising from and after the Closing Date, and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original landlord or lessor thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring prior to the Closing Date, provided that any claim made by Assignee hereunder shall be deemed waived unless Assignee has given Assignor written notice of such claim prior to the date which is ten (10) months after the Closing Date.

         Notwithstanding anything to the contrary contained in this Assignment and Assumption of Leases, it is expressly understood and agreed by and between the parties

[ 439944.5 ]1
                                                Exhibit I - Page 1
hereto that: (i) the recourse of Assignee or its successors or assigns against Assignor with respect to indemnity obligations provided above shall be limited as set forth in Section 19 of the Agreement and to claims made within ten (10) months of the date hereof; and (ii) no personal liability or personal responsibility of any sort with respect to the indemnity obligations of Assignor above is assumed by, or shall at any time be asserted or enforceable against, Assignor or Heitman Capital Management LLC, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Assignor.

         This Assignment and Assumption of Leases shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

         This   Assignment   and   Assumption  of  Leases  may  be  executed  in
counterparts, and as so executed shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases this ____ day of ___________, 1999.

                  ASSIGNOR:

                  YGL Partners,
                  an Illinois general partnership

                  By:      Heitman Capital Management LLC, an
                           Iowa limited liability company,
                           its duly authorized agent and attorney-in-fact

                           By:
                           Name:
                           Its:

                  ASSIGNEE:
                                                                       ,
                  a


                  By:
                  Name:
                  Its:
                                                     EXHIBIT A
                                     (TO ASSIGNMENT AND ASSUMPTION OF LEASES)
                                                  LIST OF LEASES

[ 439944.5 ]2
                                                Exhibit I - Page 2

                                                     EXHIBIT J

                                      ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
                                               LICENSES AND PERMITS


         FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, YGL Partners, an Illinois general partnership, having its principal office c/o Heitman Capital Management LLC, 180 North LaSalle Street, Chicago, Illinois 60601 ("Assignor"), hereby sells, transfers, assigns and sets over unto ______________________, c/o ______________________ ("Assignee"), its
legal representatives, successors and assigns effective as of the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of ________, 1999; the "Agreement") all of Assignor's right, title and interest in, to and under (a) those agreements referred to on Exhibit A attached hereto and made a part hereof (the "Contracts") affecting the real estate legally described in the Agreement and commonly known as York Galleria, York, Pennsylvania, (the "Property") and (b) all licenses, warranties and permits relating to the construction, use and operation of the Property.

         Assignee does hereby accept the foregoing Assignment and Assumption of Contracts, Licenses and Permits and does hereby assume, without exculpation, as of the Closing Date, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Contracts arising from and after the date hereof, and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original party thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Contracts, as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Contracts, as to events occurring prior to the Closing Date, provided that any claim made by Assignee hereunder shall be deemed waived unless Assignee has given Assignor written notice of such claim prior to the date which is ten (10) months after the Closing Date.


[ 439944.5 ]1
                                                Exhibit J - Page 1

         Notwithstanding anything to the contrary contained in this Assignment and Assumption of Contracts, Licenses and Permits, it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Assignee or its successors or assigns against Assignor with respect to indemnity obligations provided above shall be limited as set forth in Section 19 of the Agreement and to claims made within ten (10) months of the date hereof; and (ii) no personal liability or personal responsibility of any sort with respect to the indemnity obligations of Assignor above is assumed by, or shall at any time be asserted or enforceable against, Assignor or Heitman Capital Management LLC, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Assignor.

         This Assignment and Assumption of Contracts, Licenses and Permits shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

         This Assignment and Assumption of Contracts, Licenses and Permits may be executed in counterparts, and as so executed shall constitute one and the same agreement.

         IN WITNESS  WHEREOF,  the parties hereto have executed this  Assignment
and   Assumption   of   Contracts,   Licenses  and  Permits  this  ____  day  of
_______________, 1999.

                  ASSIGNOR:

                  YGL Partners,
                  an Illinois general partnership

                  By:      Heitman Capital Management LLC, an
                           Iowa limited liability company,
                           its duly authorized agent and attorney-in-fact

                           By:
                           Name:
                           Its:

                  ASSIGNEE:
                                                                       ,
                  a

                  By:
                  Name:
                  Its:

[ 439944.5 ]2
                                                Exhibit J - Page 2

                                                     EXHIBIT A
                                    (TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
                                               LICENSES AND PERMITS)

                                                 LIST OF CONTRACTS

[ 439944.5 ]3
                                                Exhibit J - Page 3

                                                     EXHIBIT K

                                               NON-FOREIGN AFFIDAVIT


         Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by YGL Partners, an Illinois general partnership ("Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

         1. Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder);

         2. Transferor's U.S. employer identification number is 36-3712478; and

         3. Transferor's address is c/o Heitman Capital Management LLC, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601.

         Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.



[ 439944.5 ]1
                                                Exhibit K - Page 1

         Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct and complete, and it further declares that it has authority to sign this document on behalf of Transferor.

Dated:                        , 1999

                     Transferor:

                     YGL Partners,
                     an Illinois general partnership

                     By: Heitman Capital Management LLC, an Iowa limited liability company, its duly authorized agent and attorney-in-fact

                              By:
                              Name:
                              Its:




[ 439944.5 ]2
                                                Exhibit K - Page 2

                                                     EXHIBIT L

                                        Form of  Tenant Notification Letter

____________, 1999

VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED

[Tenant]




Re:           YORK GALLERIA

Dear Tenant:

You are hereby advised that the above referenced property in which you are a tenant was sold and your lease was assigned and transferred effective as of the date of this letter to ______________, a ________________ (the "Purchaser").
Your security deposit and advance rental, if any, has been transferred to the Purchaser, whose address is set forth below. The above referenced property will be managed by [MANAGEMENT COMPANY] and all checks for rent and other charges should be made payable to [[______________]]and forwarded to:

                                               [MANAGEMENT COMPANY]
                                                [Property Address]

In accordance with the terms of your lease, copies of all future notices to landlord should be sent to:


[ 439944.5 ]1
                                                Exhibit L - Page 1

                                                [PURCHASER ENTITY]

If you have any questions or need any additional information, please feel free to contact the management office at [Telephone Number].

Sincerely,

SELLER:

YGL Partners,
an Illinois general partnership

By:       Heitman Capital Management
          LLC, an Iowa limited liability
          company, its duly authorized agent
          and attorney-in-fact

          By:
          Its:  Vice President
PURCHASER




By:
Name:
Its:





[ 439944.5 ]2
                                                Exhibit L - Page 2

                                                     EXHIBIT M

                                        Form of Vendor Notification Letter

               , 1999

VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED

[Vendor]




RE:      YORK GALLERIA

Gentlemen:

This is to advise you that the above referenced property was sold to ________________, a _______________ (the "Purchaser"). As part of the sale, your contract has been assigned to Purchaser, and any goods, services or utilities supplied to the property subsequent to the date of this letter shall be for its account. The above referenced property will be managed by [[Management Company]] and all future invoices and correspondence and any and all Notices to Purchaser should be sent to:




SELLER:

YGL Partners,
an Illinois general partnership

By:  Heitman Capital Management LLC,
         an Iowa limited liability company,
         its duly authorized agent and
         attorney-in-fact

By:
Its:  Vice President
PURCHASER


a

By:
Name:
Its:

                                                    SCHEDULE 1

[ 439944.5 ]1
                                                Schedule 1 - Page 1

                                                  LIST OF LEASES



[ 439944.5 ]2
                                                Schedule 1 - Page 2

                                                    SCHEDULE 2

                                             LIST OF SERVICE CONTRACTS



[ 439944.5 ]1
                                                Schedule 2 - Page 1

                                                    SCHEDULE 3

                                                LIST OF LITIGATION



[ 439944.5 ]1
                                                Schedule 3 - Page 1

                                                    SCHEDULE 4

                                            LIST OF EXISTING PROPOSALS




[ 439944.5 ]1
                                                Schedule 4 - Page 1

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                                                    SCHEDULE 5

                                           LIST OF ENVIRONMENTAL REPORTS




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                                                Schedule 5 - Page 1

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                                                    SCHEDULE 6

                                           LIST OF OPERATING AGREEMENTS




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                                                Schedule 6 - Page 1

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